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    Exhibit 11

WESTWESTAMERICA BANCORPORATION
Computation of Earnings Per Share on Common and
Common Equivalent Shares and on Common Shares
Assuming Full Dilution


                                                          For the three months
                                                             ended March 31,
                                                       --------------------------
    (In thousands, except per share data)                  2006         2005
                                                       --------------------------
    Weighted average number of common
      shares outstanding - basic                             31,688       32,022

    Add exercise of options reduced by the
      number of shares that could have been
      purchased with the proceeds of such
      exercise                                                  588          658
                                                       --------------------------
    Weighted average number of common
      shares outstanding - diluted                           32,276       32,680
                                                       ==========================

    Net income                                              $26,117      $22,310

    Basic earnings per share                                  $0.82        $0.70

    Diluted earnings per share                                $0.81        $0.68
